EXHIBIT 24
POWER OF ATTORNEY
Directors of Lincoln Electric Holdings, Inc.
     Each of the undersigned Directors of Lincoln Electric Holdings, Inc. hereby appoints John M. Stropki, Jr., Vincent K. Petrella and Frederick G. Stueber, and each of them, as attorneys for the undersigned, for and in the name, place and stead of the undersigned in the capacity specified, to prepare or cause to be prepared, to execute and to file with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the “Act”), an annual report on Form 10-K for the year ended December 31, 2007 relating to Lincoln Electric Holdings, Inc., such other periodic reports as may be required pursuant to the Act, amendments and exhibits to any of the foregoing and any and all other documents to be filed with the Securities and Exchange Commission or elsewhere pertaining to such reports, with full power and authority to take any other action deemed necessary or appropriate to effect the filing of the documents.
     Executed the date set forth below.

/s/ John M. Stropki, Jr.	/s/ Harold L. Adams	/s/ David H. Gunning

John M. Stropki, Jr., Director February 19, 2008	Harold L. Adams, Director February 19, 2008	David H. Gunning, Director February 19, 2008

/s/ Stephen G. Hanks	/s/ Robert J. Knoll	/s/ G. Russell Lincoln

Stephen G. Hanks, Director February 21, 2008	Robert J. Knoll, Director February 19, 2008	G. Russell Lincoln, Director February 21, 2008

/s/ Kathryn Jo Lincoln	/s/ William E. MacDonald, III	/s/ Hellene S. Runtagh

Kathryn Jo Lincoln, Director February 18, 2008	William E. MacDonald, III, Director February 20, 2008	Hellene S. Runtagh, Director February 18, 2008

/s/ George H. Walls, Jr. George H. Walls, Jr., Director February 19, 2008